EXHIBIT 3.1

 CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLASSOVER HOLDINGS, INC.

Pursuant to Section 242 of the

General Corporation Law of Delaware

The undersigned Chairperson of the Board and Chief Executive Officer of Classover Holdings, Inc. (the “Corporation”) does hereby certify:

FIRST: The name of the Corporation is Classover Holdings, Inc.

SECOND: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and by substituting the following new first paragraph of Article FOURTH in lieu thereof:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 2,060,000,000 of which (i) 2,050,000,000 shares shall be Common Stock of the par value of $0.0001 per share (“Common Stock”), representing (a) 50,000,000 shares of Class A Common Stock (“Class A Common Stock”) and (b) 2,000,000,000 shares of Class B Common Stock (“Class B Common Stock”), and (ii) 10,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share..”

THIRD: The foregoing amendment to the Corporation’s certificate of incorporation was duly adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has signed this certificate of amendment on this 18th day of July, 2025.

/s/ Hui Luo
Hui Luo
Chairperson of the Board and Chief Executive Officer